Exhibit 16.1

LETTER OF DELOITTE & TOUCHE LLP TO THE SECURITIES AND EXCHANGE COMMISSION

October 13, 2016
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Masonite International Corporation's Form 8-K dated October 7, 2016, and have the following comments:

1.	We agree with the statements made in the second and third paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first and fourth paragraphs.

Yours truly,

/s/  DELOITTE & TOUCHE LLP

Tampa, Florida